SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 21, 2002



                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)




                                    DELAWARE
                          (State or other jurisdiction
                        of incorporation or organization)

              1-12935                                          75-2815171
      (Commission File Number)                              (I.R.S. Employer
                                                           Identification No.)


       5100 TENNYSON PARKWAY
             SUITE 3000
            PLANO, TEXAS                                          75024
(Address of principal executive offices)                        (Zip code)



Registrant's telephone number, including area code:           (972) 673-2000

ITEM 5.  OTHER EVENTS.

     On November 21, 2002, Denbury Resources Inc. and affiliates of the Texas Pacific Group ("TPG") entered into an Underwriting Agreement with Lehman Brothers Inc., CIBC World Markets Corp., Raymond James and Associates, Inc. and Johnson Rice & Associates, L.L.C. (the "Underwriters"), pursuant to which TPG is to sell to the Underwriters an aggregate of 7.0 million shares of Denbury's common stock, with a public offering price of $10.00 per share, which shares represent approximately 25.7% of the shares of Denbury common stock owned by TPG. Additionally, TPG has granted to the Underwriters a 30-day option to purchase up to an additional 500,000 shares to cover over-allotments, if any. Denbury will not receive any of the proceeds from the sale of shares by TPG and this offering will not affect the number of Denbury shares issued and outstanding.

     Upon closing, TPG's ownership of Denbury's issued and outstanding common shares will drop from approximately 51% to approximately 38%. Representatives of TPG currently hold four of nine seats on Denbury's board of directors. No immediate plans have been made, nor do any arrangements exist, regarding whether or not representatives of TPG will continue to occupy four board seats. While TPG will have less than 50% of Denbury stock following this offering, they will still be Denbury's largest single stockholder and will still control such a large portion of Denbury stock that their effective control may not be diminished.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibits:

         Exhibit No.                       Exhibit
         -----------                       -------

            1.1                Underwriting Agreement dated November 21, 2002.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                              DENBURY RESOURCES INC.
                                              (Registrant)


Date: November 22, 2002                       By: /s/ Phil Rykhoek
                                              ----------------------------------
                                                      Phil Rykhoek
                                                Chief Financial Officer